As filed with the Securities and Exchange Commission on February 20, 2025
Registration No. 333-[●]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933
BRITISH AMERICAN TOBACCO P.L.C.
(Exact Name of Registrant as Specified in Its Charter)
England and Wales (State or Other Jurisdiction of Incorporation or Organization)	98-0207762 (IRS Employer Identification No.)

Globe House
4 Temple Place
London WC2R 2PG
United Kingdom
+44 (0) 20 7845 1000
(Address of Principal Executive Offices Including Zip Code)
RAI 401k Savings Plan
(Full Title of the Plan)
Puglisi & Associates
850 Library Avenue
Suite 204
Newark, DE 19711
(Name and Address for Agent for Service)
(302) 738-6680
 (Telephone Number, Including Area Code, of Agent For Service)
Copy to:
Alyssa K. Caples
Cravath, Swaine & Moore LLP
CityPoint
One Ropemaker Street
London EC2Y 9HR
United Kingdom
+44 (0)20 7453 1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☑	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
British American Tobacco p.lc., a public limited company incorporated under the laws of England and Wales (the “Registrant”), is filing this Registration Statement on Form S-8 (the “Registration Statement”) to register an additional 25,000,000 ordinary shares, nominal value 25 pence per share (the “Ordinary Shares”), initially represented by American depositary shares (each of which represents one Ordinary Share) (“ADSs”), that may be offered and sold under the RAI 401k Savings Plan, restated effective as of January 1, 2023 and as further amended on December 29, 2023 and October 2, 2024 (the “RAI 401k Savings Plan”).  The RAI 401k Savings Plan is sponsored by Reynolds American Inc., a subsidiary of the Registrant, and offers an investment option that relates to the ADSs.  The Ordinary Shares registered on this Registration Statement will relate to the Registrant’s obligations under the RAI 401k Savings Plan.
The ADSs may be represented by American depositary receipts.  A separate registration statement on Form F-6 has been or will be filed with the Securities and Exchange Commission (the “Commission”) registering the ADSs.
Previously filed registration statements on Form S-8 are effective for the RAI 401k Savings Plan.  Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Registration Statement on Form S-8 (Registration No. 333-219440) filed by the Registrant with the Commission on July 25, 2017, as amended by Post-Effective Amendment No. 1 filed by the Registrant with the Commission on July 26, 2018, including all attachments and exhibits thereto, except to the extent supplemented, amended or superseded by the information set forth herein or therein, or the specific exhibits attached hereto.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference.
The Registrant is subject to certain informational and reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files certain reports and other information with the Commission.  The following documents have been filed by the Registrant with the Commission and are incorporated herein by reference:
(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the Commission on February 14, 2025 (Commission File No. 001-38159) (the “Annual Report”) ;

(b)	The RAI 401k Savings Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2023, filed with the Commission on June 21, 2024 (Commission File No. 001-38159);

(c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report (Commission File No. 001-38159); and

(d)
The description of the Ordinary Shares and ADSs contained in the Registrant’s Description of Securities Registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) (filed as Exhibit 2.30 to the Annual Report (Commission File No. 001-38159)), and as amended by any subsequently filed amendments and reports updating such descriptions.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Reports on Form 6-K that the Registrant furnishes to the Commission will only be deemed incorporated by reference into this Registration Statement if, and to the extent, such Report on Form 6-K so states that it is incorporated by reference herein.  Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.
Item 8. Exhibits.[1]

Exhibit Number	Description

4.1
Articles of Association of British American Tobacco p.l.c. (incorporated herein by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 6-K (Commission File No. 001-38159) filed with the Commission on April 19, 2023).

4.2
Second Amended and Restated Deposit Agreement, dated as of 26 November 2018, by and among the Registrant, Citibank, N.A., as depositary bank, and all holders and beneficial owners of ADSs issued thereunder (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 (Reg. No. 333-237186) filed with the Commission on March 16, 2020).

5.1*
Internal Revenue Service Determination Letter dated June 8, 2020 relating to the RAI 401k Savings Plan and amendments and restatements or amendments thereto as described therein.
* The Registrant previously submitted the RAI 401k Savings Plan to the Internal Revenue Service (the “IRS”) and received the above-referenced determination letter from the IRS confirming that the RAI 401k Savings Plan was qualified under Section 401 of the Internal Revenue Code of 1986, as amended (the “Code”).  The RAI 401k Savings Plan’s most recent determination letter from the IRS is dated June 8, 2020 and is filed herewith.  The Registrant undertakes to make any changes required by the IRS in order to qualify the RAI 401k Savings Plan under Section 401 of the Code.

23.1	Consent of KPMG LLP.

23.2	Consent of CBIZ CPAs P.C.

24	Powers of Attorney (contained on the signature page to this Registration Statement).

99.1	RAI 401k Savings Plan, restated as of January 1, 2023.

99.2	Amendment No. 1 to the RAI 401k Savings Plan, dated as of December 29, 2023.

99.3	Amendment No. 2 to the RAI 401k Savings Plan, dated as of October 2, 2024.

107	Calculation of Filing Fee Table.

1          No “original issuance securities” shall be issued under the RAI 401k Savings Plan; therefore, in accordance with Item 8(a)(1) of Form S-8, no legality opinion is required.

Item 9.  Undertakings.
(a)  The undersigned Registrant hereby undertakes:
(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement;
(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England, on this 20th day of February, 2025.

BRITISH AMERICAN TOBACCO P.L.C.

By:	/s/ Caroline Ferland
	Name:	Caroline Ferland
	Title:	Company Secretary

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears above and below hereby constitutes and appoints Luc Jobin, Tadeu Marroco, Jerome Abelman, Caroline Ferland, and Soraya Benchikh, and each of them acting without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in his or her name, place and stead, with full power and authority to act in any and all capacities in connection with a registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the ordinary shares of British American Tobacco p.l.c., including, without limiting the generality of the foregoing, to execute the Registration Statement on his or her behalf as a director or officer of, or on behalf of, British American Tobacco p.l.c., and any or all amendments or supplements thereto, including any or all pre- and post-effective amendments, whether on Form S-8 or otherwise, and any new registration statement related thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, including this power of attorney, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done or incidental to the performance and execution of the powers herein expressly granted and that may be required to enable British American Tobacco p.l.c. to comply with the Securities Act or the Securities Exchange Act of 1934, as amended, and any rules, regulations or requirements of the Securities and Exchange Commission in respect thereof, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that either said attorney-in-fact or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: February 20, 2025	/s/ Luc Jobin
Luc Jobin
Chairman

Date: February 20, 2025	/s/ Tadeu Marroco
Tadeu Marroco
Executive Director – Chief Executive (principal executive officer)

Date: February 20, 2025	/s/ Soraya Benchikh
Soraya Benchikh
Executive Director – Chief Financial Officer (principal financial and accounting officer)

Date: February 20, 2025	/s/ Krishnan Anand
Krishnan Anand
Non-Executive Director

Date: February 20, 2025	/s/ Holly Keller Koeppel
Holly Keller Koeppel
Non-Executive Director

Date: February 20, 2025	/s/ Véronique Laury
Véronique Laury
Non-Executive Director

Date: February 20, 2025	/s/ Serpil Timuray
Serpil Timuray
Non-Executive Director

Date: February 20, 2025	/s/ Darrell Thomas
Darrell Thomas
Non-Executive Director

AUTHORIZED REPRESENTATIVE

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Managing Director
Puglisi & Associates
Authorized Representative in the United States